Exhibit 99.1

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

I, the undersigned, do hereby consent to being named in the Registration Statement on Form S-1, as well as any amendments thereto, that Ness Technologies, Inc. files with the Securities and Exchange Commission in connection with its initial public offering.

Dated: June 17, 2004

/s/ Satyam C. Cherukuri
Dr. Satyam C. Cherukuri
Director Nominee